For more information contact:
Peter Makowiecki, CPA                       David Kiser, CPA
Chief Financial Officer                     Director of Corporate Communications
Southern Pacific Funding Corporation        Southern Pacific Funding Corporation
(503) 303-5400                              (503) 303-2280

         SOUTHERN PACIFIC FUNDING ENGAGES MORGAN STANLEY DEAN WITTER TO
                         EXPLORE STRATEGIC ALTERNATIVES

LAKE OSWEGO, OR--July 28, 1998--Southern Pacific Funding Corporation (NYSE: SFC) today announced that it has retained the investment banking firm of Morgan Stanley Dean Witter to assist in exploring a broad range of strategic alternatives available to the Company. These alternatives could include a business combination, merger or strategic alliance.

"The domestic and international non-conforming mortgage lending market opportunities are dynamic and growing. Southern Pacific Funding has developed a balanced, low-cost multi-channel loan distribution network to access these expanding market opportunities. In order to maximize shareholder value and to access capital to support our robust growth, our board of directors has engaged Morgan Stanley to explore strategic alternatives for Southern Pacific Funding Corporation," commented Robert W. Howard, CEO and Vice Chairman.

Southern Pacific Funding Corporation, is a Lake Oswego, Oregon based specialty finance company, that originates, purchases and sells home equity loans made to borrowers whose needs are not met by traditional financial institutions. Southern Pacific and its subsidiaries originate loans throughout the United States and in the United Kingdom through diversified origination channels. The Company's largest shareholder, Imperial Credit Industries, Inc. (NASDAQ: ICII), currently owns 47% of the Common Stock of the Company.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, which can be identified by the use of forward-looking terminology such as "anticipates," "will," "if," "expects," "estimates," "should," "continue" or the negatives thereof or other comparable terminology. There can be no assurance that the Company will consummate any of these strategic alternatives. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors. For a complete discussion of these risks and uncertainties, see "Item 7," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors That May Affect Future Results" in the Company's FORM 10-K for the fiscal year ended December 31, 1997.

      More information can be found on Southern Pacific Funding Corporation on the Internet @ http://www.sp-funding.com.